UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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X-RITE, INCORPORATED

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X-RITE, INCORPORATED

4300 44TH STREET, S.E.

GRAND RAPIDS, MICHIGAN 49512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2010

April 8, 2010

To the shareholders of X-Rite, Incorporated:

The Annual Meeting of Shareholders of X-Rite, Incorporated, a Michigan corporation (“X-Rite” or the “Company”), will be held on May 18, 2010, at 8:00 a.m., Central Daylight Time, at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, IL 60606, for the following purposes:

1. To elect the Company’s Board of Directors as set forth in the accompanying Proxy Statement.

2. To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 23, 2010 are entitled to receive notice of, and to vote at the Annual Meeting.

The Company is again pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their shareholders via the Internet. These rules allow the Company to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting.

We are pleased to offer multiple options for voting your shares. As detailed in the “Solicitation of Proxies” section of this Notice and Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to vote by the Internet as it is the most cost-effective method.

Whether you attend the meeting or not, you may revoke your proxy at any time before it is voted at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by attending the meeting and notifying the secretary of the meeting in writing prior to the voting of your proxy of your intention to vote in person. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

By order of the Board of Directors,

Rajesh K. Shah

Secretary

THIS PROXY STATEMENT IS FIRST BEING DELIVERED OR

OTHERWISE MADE AVAILABLE TO SHAREHOLDERS ON OR ABOUT APRIL 8, 2010.

X-RITE, INCORPORATED

4300 44TH STREET, S.E.

GRAND RAPIDS, MICHIGAN 49512

PROXY STATEMENT

APRIL 8, 2010

Time, Place and Purpose

This Proxy Statement is being furnished to our shareholders as part of the solicitation of proxies by the Board of Directors for use at the Annual Meeting to be held on May 18, 2010, starting at 8:00 a.m., Central Daylight Time, at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, IL 60606, and any adjournment or postponement thereof.

Voting Securities and Record Date

The holders of record of shares of our common stock, par value $.10 per share, as of the close of business on March 23, 2010, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, there were 85,470,911 shares of common stock outstanding.

Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. A majority of the shares entitled to vote represented in person or by proxy will constitute a quorum for action at the Annual Meeting. Abstentions, and proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”) absent voting instructions from the beneficial owner, are counted for the purpose of determining the presence or absence of a quorum for the transactions of business. However, abstentions and broker non-votes will be disregarded in tabulating the votes on all matters brought before the meeting. Beginning this year, the election of directors is no longer a “routine” management proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to the election of directors at the Annual Meeting.

Electronic Delivery of Proxy Statement and Annual Report

The Proxy Statement and the 2009 Annual Report are available on the Company’s Internet site at www.xrite.com/company_investor_relations.aspx.

Most shareholders can elect to receive future Proxy Statements and Annual Reports via e-mail instead of receiving paper copies in the mail or through notice and access as described in “Notice and Access of Proxy Statement” below. If you are a shareholder of record, you can enroll in the electronic delivery service and save the Company the cost of producing and mailing these documents by:

•	Following the instructions provided when you vote over the Internet, or

•	Going to the Company’s Internet page at www.xrite.com/company_investor_relations.aspx under Shareholder Services and following the instructions provided to enroll in the electronic delivery service.

If you are a shareholder of record and enroll in the electronic delivery service, you will receive an annual e-mail message containing the Internet address to access the Company’s Proxy Statement and Annual Report. The e-mail also will include instructions for voting over the Internet.

If you hold your shares in “street name,” and enroll in the electronic delivery service and your bank, broker or other holder of record participates in the service, you will receive an annual e-mail message containing the Internet address to use to access the Company’s Proxy Statement and Annual Report.

Notice and Access of Proxy Statement

The Company has again elected to participate in the SEC’s notice and access model for delivery of proxy materials to shareholders for the Annual Meeting. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who have not previously opted to receive a printed copy of the proxy materials by mail or enrolled in the electronic delivery service described in “Electronic Delivery of Proxy Statement and Annual Report” above. Instructions on how to access the proxy materials and vote over the Internet and how to request a printed copy of the proxy materials may be found on the Notice. In addition, the Notice includes instructions on how shareholders may request to receive future proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy material on the Internet.

Proxies; Revocation

The use of a proxy allows a shareholder of X-Rite to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. There are four (4) ways to vote your shares:

1. By the Internet at www.proxyvote.com

2. By toll-free telephone at 1-800-690-6903

3. By completing and mailing your proxy card

4. By written ballot at the meeting

If you vote your shares using any of the methods described above, the shares represented by the proxy will be voted at the meeting or at any adjournment or postponement thereof. Where shareholders specify a choice, the shares will be voted as specified. If no choice is specified on a properly executed proxy card, the shares represented by the proxy will be voted “FOR” the election of the directors listed as nominees in the proxy and at the discretion of the proxy voters on any other matters voted upon at the meeting. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of X-Rite, (2) delivery of a later-dated proxy, including by telephone or Internet vote, or (3) attending the meeting in person and notifying the secretary of the meeting in writing prior to the vote of your proxy that you intend to vote your shares in person. Attendance at the meeting, in and of itself, will not constitute a revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

X-Rite does not expect that any matter other than to approve the election of directors as set forth in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. In addition, brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners.

Adjournments and Postponements

Although it is not expected, the Annual Meeting may be adjourned or postponed. Any adjournment or postponement may be made without notice, other than an announcement made at the Annual Meeting, by approval of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting, whether or not a quorum exists. Any signed proxies received by X-Rite will be voted in favor of an adjournment or postponement in these circumstances, other than in the event a new record date is set. Any adjournment or postponement of the Annual Meeting will allow X-Rite shareholders who have already sent in their proxies to revoke them at any time prior to their use.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Articles of Incorporation specify that the Board of Directors (“Board”) shall consist of at least six (6), but not more than nine (9) members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at nine (9). The Articles also specify that the Board be divided into three classes, with the directors of the classes to hold office for staggered terms of three (3) years each.

Unless otherwise specifically directed by a marking on a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees described below. If any of these nominees were to become unable to serve as a director, which is not now anticipated, the Board may designate a substitute nominee, in which case the accompanying proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote on their election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Any shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

NOMINEES

The Board has determined that each nominee and continuing director brings a strong and unique background and set of skills to the Board, giving the Board as a whole diversity and experience in a wide variety of areas, including executive management, private equity, engineering, finance, manufacturing, marketing, and international business.

The Board has nominated Gideon Argov, David A. Eckert and L. Peter Frieder for election as directors to three-year terms expiring in 2013 and Bradley J. Coppens for election as a director to a two-year term expiring in 2012. Mr. Coppens was appointed to the Board on March 22, 2010 to fill the vacancy created by the resignation of David M. Cohen on March 17, 2010. The Company’s Articles of Incorporation require that directors such as Mr. Coppens, who are appointed to the Board to fill vacancies, stand for reelection at the first annual meeting of shareholders after their appointment. Messrs. Argov, Eckert and Frieder are presently serving as directors of the Company.

The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

The content of the following age and director service table and discussion relating to the director’s business experience is based upon information furnished to the Company by the directors.

Names	Position with the Company	Age as of the Annual Meeting	Director Since
Gideon Argov	Director	53	2006
Bradley J. Coppens	Director	28	2010
David A. Eckert	Director	55	2008
Colin M. Farmer	Director	36	2008
Daniel M. Friedberg	Director	48	2008
L. Peter Frieder	Director	67	2003
John E. Utley	Chairman of the Board	69	2000
Thomas J. Vacchiano, Jr.	Director, President and CEO	58	2006
Mark D. Weishaar	Director	52	2003

Nominees for Election with Terms Expiring in 2013

Gideon Argov is President and CEO of Entegris, a materials integrity management company serving high technology industries. Mr. Argov became President and CEO of Entegris immediately after its merger with Mykrolis on August 5, 2005. He had served as CEO of Mykrolis since November 2004. Prior to joining Mykrolis, Mr. Argov was a special limited partner of Parthenon Capital, a Boston-based private equity firm, since 2001. Mr. Argov has served on our Board since 2006 when we acquired Amazys Holding AG (“Amazys”). Prior to that, Mr. Argov served on Amazys’ Board of Directors since 1997. Mr. Argov currently serves on the Board of Directors of Fundtech Corporation and Interline Brands, Inc. Mr. Argov’s experience as the CEO of Entegris provides the Board with the unique experience of providing products to high technology enterprises around the world. Mr. Argov also has an understanding of the color industry and the historical evolution of the markets that X-Rite operates in due to his long service on the board of Amazys prior to its acquisition by X-Rite 2006.

David A. Eckert was appointed the CEO and elected to the Board of Directors of Safety-Kleen Systems, Inc., an environmental solutions company, in February 2010. Mr. Eckert previously served as President, CEO and a member of the Board of Directors of Iron Age Corporation from 2003 to 2007; Senior Executive Vice President for Kessler Financial Services, L.P; President, COO and a member of the Board of Directors of Clean Harbors, Inc. from 1996 to 1998; and Co-Chairman of the Board of Directors and Co-CEO of Smith Valve

Corporation from 1991 to 1996. He serves as Chair of the Advisory Board of Northwestern University’s McCormick School of Engineering and Applied Science. Mr. Eckert’s 30 years of experience as a Director, CEO, senior executive and management consultant across a wide range of industries provides the Board with a significant understanding of strategic and operational challenges. Mr. Eckert’s original nomination to serve on the Board was at the request of OEPX, LLC under the terms of the recapitalization of the Company in October 2008.

L. Peter Frieder is the President and CEO of Gentex Corporation, a designer, developer and manufacturer of integrated life support systems. He has held that position for more than five years. Mr. Frieder also serves as an advisor to the Chairman of Essilor, which designs and manufactures corrective lenses worldwide, and as a consultant to their Disruptive Technologies Team. Mr. Frieder’s experience leading an organization with ongoing research and development, engineering and manufacturing operations is particularly important to the Board’s discussions related to the strategy of the Company.

Nominees for Election with Terms Expiring in 2012

Bradley J. Coppens is a Managing Director of OEP Holding Corporation. Prior to joining OEP Holding Corporation in 2006, Mr. Coppens worked in the investment banking division of JPMorgan Chase & Co. in the mergers and acquisitions department. He currently serves on the boards of Prodigy Health Group, a privately-held benefits management company in the U.S., specializing in third-party health plan administration and medical management services, and Systagenix Wound Management, a worldwide leader in the advanced wound care market. Mr. Coppens has broad knowledge of capital markets, finance and accounting issues and has assisted directors and management teams in a variety of situations including capital raising, corporate restructuring and strategic planning activities, which will be beneficial to the Board. Mr. Coppens received his B.B.A. in accounting and finance from the Ross School of Business at the University of Michigan. Mr. Coppens nomination to serve on the Board was at the request of OEPX, LLC under the terms of the recapitalization of the Company in October 2008.

Continuing Directors With Terms Expiring in 2012

Daniel M. Friedberg has been President and CEO of Sagard Capital Partners Management Corporation, the investment manager of Sagard, since its founding in 2005. Since 2005, he has also been a Vice President and Officer of Power Corporation of Canada, a diversified international management and holding company. Prior to that, he was a Partner at Bain & Company. Mr. Friedberg joined Bain & Company in 1987 in the London office, and was a founder of the Toronto office in 1989 and the New York office in 2000. Mr. Friedberg’s extensive experience in strategic and operational consulting in both private and public companies is a valuable asset to the Board. Mr. Friedberg’s original nomination to serve on the Board was at the request of Sagard Capital Partners, L.P. under the terms of the recapitalization of the Company in October 2008.

Mark D. Weishaar is CEO and President of Sturgis Molded Products, a custom injection molding company headquartered in Michigan, and has held that position since 1997. Mr. Weishaar is a CPA and served as a Partner and Member of the Board of Directors of BDO Seidman, LLP where he worked for 15 years in various capacities. Mr. Weishaar is a financial expert with extensive knowledge of financial and accounting issues, which is valued in his role chairing the Audit Committee.

Continuing Directors With Terms Expiring in 2011

Colin M. Farmer is a Managing Director of OEP Holding Corporation. Prior to joining OEP Holding Corporation in October 2006, Mr. Farmer spent eight years at Harvest Partners, a middle-market private equity firm. He currently serves on the Board of Directors of NCO Group, Inc., a provider of accounts receivable management and related services. Mr. Farmer’s extensive knowledge of capital markets, finance and accounting is helpful to the Board’s consideration of financial matters. He works closely with management on capital markets activities and corporate and tax structuring initiatives. Mr. Farmer’s original nomination to serve on the Board was at the request of OEPX, LLC under the terms of the recapitalization of the Company in October 2008.

John E. Utley is a general business consultant. He retired in 1999 as Acting Deputy President of Lucas Varity Automotive. Lucas Varity was headquartered in London, England before being sold to TRW, Inc. Prior to that, he served in several senior management positions for more than five years, including Senior Vice President Strategic Marketing for Varity Corporation, and served as Chairman of the Board of both Kelsey Hayes Co. and Walbro Corporation. Prior to the purchase of Kelsey Hayes by Varity Corp. Mr. Utley served as President and COO, Kelsey Hayes Co. Mr. Utley has served as the chairman of the Board for X-Rite, Incorporated since 2003. Mr. Utley’s extensive executive experience, his background in global marketing, and history with the Company are valued by the Board.

Thomas J. Vacchiano, Jr. is the President and CEO of the Company and has held that position since October 1, 2006. He joined X-Rite as its President in July 2006 as part of the Amazys acquisition. Prior to the Amazys acquisition, he served as Amazys’ President and CEO. Amazys was a color technology company headquartered in Switzerland and was publicly traded on the Swiss Stock Exchange. Mr. Vacchiano’s day-to-day leadership as CEO of X-Rite provides the Board with an intimate view of the Company’s challenges, opportunities, and operations.

DIRECTOR QUALIFICATIONS AND REVIEW OF DIRECTOR NOMINEES

The Nominating and Governance Committee (“NGC”) reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the members of the Board reflect the appropriate balance of knowledge, experience, skills, expertise and diversity necessary to maximize the Board’s ability to manage and direct the affairs and business of the Company. Although the NGC does not have a formal policy with respect to diversity, the NGC is responsible for ensuring that the Board members represent diverse viewpoints and backgrounds, and that the Board includes members with substantial experience in and understanding of domestic and international operations, technology, marketing, finance, accounting and other disciplines relevant to the Company’s ongoing success. The NGC also confirms that directors are able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In making its recommendations to the Board, the NGC considers factors that are in the best interests of the Company and its shareholders, including the experience of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider strategic proposals; any other criteria established by the Board and any core competencies or technical expertise necessary for Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, ethics and sound business judgment that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

Although there are no stated minimum criteria for director nominees, the Board takes into account many factors, including an understanding of the Company’s business and technology; educational and professional background; and personal accomplishments. The Board does, however, believe it is appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules, and that a majority of the members of the Board meet the definition of “independent director” under The NASDAQ Stock Market (“NASDAQ”) rules. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the NGC also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

In connection with the recapitalization in October 2008, the Company has agreed to use its reasonable best efforts to have the designees of the Company’s institutional investors OEPX, LLC (“OEP”), managed by One Equity Partners, LLC, and Sagard Capital Partners, L.P. (“Sagard”), elected to the Board as follows. OEP has the right to designate three directors to the Board for so long as it holds at least 30% of the outstanding common stock, two directors for so long as it holds at least 20% of the outstanding common stock and one director for so long as it holds at least 10% of the outstanding common stock. Sagard has the right to designate one director to the Board for so long as it holds at least 10% of the outstanding common stock. Neither OEP nor Sagard can designate any directors once their holdings falls below 10% respectively of the outstanding common stock. The election or appointment of the OEP and Sagard nominees is subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the NGC.

In May of 2009, OEP’s designees, David M. Cohen, David A. Eckert and Colin M. Farmer, and Sagard’s designee Daniel Friedberg, were elected by the Company’s shareholders as directors to the Board. Mr. Eckert, whose term expires in 2010, has been nominated by the NGC and is included on the slate of nominees in this Proxy Statement to serve as a director with a term expiring in 2013. Mr. Farmer’s current term expires in 2011, and Mr. Friedberg’s current term expires in 2012. Mr. Cohen resigned from the Board on March 17, 2010 and OEP’s replacement designee, Bradley J. Coppens, was appointed to the Board on March 22, 2010. Mr. Coppens has been nominated by the NGC and is included on the slate of nominees in this Proxy Statement to serve as a director with a term expiring in 2012.

Although the Company does not have a formal policy concerning shareholder recommendations, the NGC will consider shareholder recommendations for candidates for the Board. To date, the Company has not received any recommendations from shareholders requesting that the NGC consider a candidate for inclusion in the slate of nominees in the Company’s Proxy Statement.

Recommendations should be submitted in writing to the Company indicating the name of any recommended candidate for director, together with a brief biographical sketch, and a document indicating the candidate’s willingness to serve, if elected, to the attention of the Corporate Secretary of the Company. To be included in the Company’s Proxy Statement relating to the 2011 Annual Meeting of shareholders or to be considered at the meeting, recommendations must be received in the manner specified under “Submission of Shareholder Proposals” below.

DIRECTOR INDEPENDENCE

The Board has determined that all of the non-employee Directors are “independent” for purposes of compliance with NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Further, all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and NASDAQ listing standards. The Board based these determinations primarily on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations and family and other relationships (including those described below under “Certain Relationships and Related Transactions”), and on discussions with the Directors.

The independent Directors are as follows:

Gideon Argov	Daniel M. Friedberg
Bradley J. Coppens	L. Peter Frieder
David A. Eckert	John E. Utley
Colin M. Farmer	Mark D. Weishaar

BOARD LEADERSHIP STRUCTURE AND ITS COMMITTEES

The Chairman of the Board is John E. Utley. Under his leadership, the Board oversees, counsels, and directs management in the long-term interests of the Company and its shareholders. The Board believes that its current leadership structure with a separate CEO and independent Board chairman ensures the effective, independent oversight of management on behalf of the Company’s shareholders. The Board’s responsibilities include:

•	Oversight of the conduct of the business and assessment of business risks;

•	Selection and evaluation of the performance of the CEO and other senior executives; and

•	Oversight of the process for maintaining the integrity of the Company’s financial statements and other public disclosures, and compliance with laws and ethics.

The Board has adopted a charter for each of the four standing committees that addresses the make-up and functioning of the committees. The Board has also adopted an Ethical Conduct Policy that applies to all of its employees, officers and Directors; and a Code of Ethics for Senior Executive Officers. The Company intends to disclose any amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer by posting such information on the Company’s website. The Code of Ethics, Committee Charters, and Ethical Conduct Policy documents may be viewed on the Company’s internet page at http://www.xrite.com/company_investor_relations.aspx under Corporate Governance and are also available in print to our shareholders by writing to our Corporate Secretary at X-Rite, Incorporated, 4300 44th Street, S.E., Grand Rapids, Michigan 49512.

The Board and its committees met throughout the year, and acted by written consent from time to time as appropriate. Board members are expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings, and each Annual Meeting of Shareholders. All members of the Board attended the 2009 Annual Meeting of Shareholders and each of the current members of the Board is expected to attend the 2010 Annual Meeting of Shareholders. During fiscal 2009, the Board held eight meetings and the committees held a total of 18 meetings. During fiscal 2009, each director attended at least 75 percent of the aggregate of the number of meetings of the Board plus the total number of meetings of all committees on which such director served.

In addition, Board members have access to the Company’s employees outside of Board meetings. For the past three years, the Company has sponsored a Board Reception for approximately 400 employees working at the Company’s headquarters in Grand Rapids, Michigan, at which members of the Board have the opportunity to engage in informal discussions with employees. The Board also endeavors to schedule at least one board meeting per year at other key worksite locations. For example, in fiscal 2009, the Board held a regularly scheduled meeting in Carlstadt, New Jersey, at the headquarters of the Company’s Pantone subsidiary.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating and Governance Committee	Administrative Committee
Mark D. Weishaar*	Gideon Argov*	L. Peter Frieder*	Colin M. Farmer*
Colin M. Farmer	Bradley J. Coppens	David A. Eckert	Bradley J. Coppens
Daniel M. Friedberg	Daniel M. Friedberg	Daniel M. Friedberg	Daniel M. Friedberg
John E. Utley	Mark D. Weishaar	John E. Utley, ex-officio	L. Peter Frieder
	John E. Utley, ex-officio		Thomas J. Vacchiano, Jr.

*	Committee Chairman

Below is a description of each standing committee of the Board. Each committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board in its general oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes; financial risk assessment; internal controls for finance, accounting, legal compliance and ethics; and audit functions. In addition, the Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Company’s independent public accounting firm. The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the Company’s financial statements or the work of the independent auditors. The Committee’s specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee Charter can be viewed on the Company’s website. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Mark D. Weishaar is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of the Audit Committee is “independent” for purposes of NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. During 2009, the Audit Committee held six meetings.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board in matters relating to compensation as may be appropriately delegated to it by the Board. The Compensation Committee has a role in helping the Board ensure a clear relationship between total compensation, organization performance, and returns to shareholders. This is based on the Board’s belief that total compensation programs, properly aligned with economic value creation and the values and goals of the Company are essential tools in the delivery of sustainable value to shareholders. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of the Company’s executive officers, and administering the Company’s equity plans, including the granting of restricted stock and stock options. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board and to management related to employee compensation and benefit plans. The Compensation Committee is currently comprised of four members, and all of the members are independent, non-employee directors of the Company. During 2009, the Compensation Committee held five meetings.

Nominating and Governance Committee

The primary function of the Nominating and Governance Committee (“NGC”) is to assist the Board by (1) recommending qualifications and standards to serve as a director of the Company, (2) identifying individuals qualified to become directors of the Company, and (3) developing and evaluating corporate governance standards and policies for the Company. The NGC also reviews and evaluates the CEO’s performance and advises the Company’s Compensation Committee on its findings. The NGC’s responsibility for determining director qualification is discussed in greater detail under the heading “Director Qualifications and Review of Director Nominees” in this Proxy Statement. The NGC is composed entirely of independent, non-employee directors, and held five meetings in 2009.

Administrative Committee

The primary function of the Administrative Committee is to work actively with the CEO to provide strategic planning and annual budget recommendations for the review and consideration of the entire Board. The

Administrative Committee also has the authority to approve any change in executive management appointments. The Administrative Committee held two meetings in 2009.

Risk Oversight

The entire Board is actively involved in overseeing management’s assessment and management of risk to the Company. The Board received regular reports on the Company’s operations and liabilities. In addition, each of the Board’s committees considers the risks within its area of responsibilities. The Audit Committee reviews management’s risk assessment and risk mitigation activities. The Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs.

Director Compensation

The Compensation Committee performs an annual review and assesses the adequacy of levels of Director Compensation. Final compensation levels are approved by the full Board. For 2010, each Director who is not an employee of the Company will receive a quarterly cash retainer of $18,250, plus additional quarterly retainers of $6,250 for the Board Chair, $3,000 for the Audit Committee Chair, $2,500 for the Compensation Committee Chair, $1,500 for the NGC and Administrative Committee Chairs, $1,500 for Audit Committee members, $1,000 for the Compensation Committee members, and $750 for the NGC and Administrative Committee members. In addition, immediately following the 2010 Annual Meeting of Shareholders, each non-employee Director will be granted equity in the form of stock options and restricted shares with an approximate value of $50,000 ($76,400 for the Board Chair). All equity grants to the Board vest in full after one year.

In 2009, in lieu of the regular quarterly cash retainers, the members of the Board received grants of options to purchase common stock of the Company valued in the amount of $40,000 per director, plus $24,000 of additional stock options for the Board Chair, $3,000 of additional stock options for the Audit Committee and Compensation Committee Chairs, $2,000 of additional stock options for the NGC Chair and $1,200 of additional Company stock options for Audit Committee and Compensation Committee members. All options were granted with an exercise price per share equal to the fair market value on the date of grant. These stock options vested on December 31, 2009 and have a ten year term. In addition, on May 20, 2009, each non-employee Director was granted equity in the form of Company stock options and restricted shares with an approximate value of $88,000 ($114,400 for the Board Chair). The number of options and shares was determined based on a formula similar to the formula used to determine the number of shares and options granted to executive officers discussed under “Long-Term Equity Incentive Awards” on page 14 of this Proxy Statement. All options were granted with an exercise price per share equal to the fair market value on the date of grant which was $1.97. The restricted stock and options vest after one year and the options have a ten year term. Messrs. Argov, Cohen, Eckert, Farmer, Friedberg, Frieder and Weishaar each received a stock option award to purchase 87,109 shares of X-Rite stock and 38,715 restricted shares of X-Rite stock. Mr. Utley, as chairman, received a stock option award to purchase 113,242 shares of X-Rite stock and 50,330 restricted shares of X-Rite stock.

Mr. Vacchiano receives no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings.

DIRECTOR COMPENSATION IN FISCAL YEAR 2009

Current Directors	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Gideon Argov	—	76,269	163,693	239,962
Bradley J. Coppens(4)	—	—	—	—
David A. Eckert	—	76,269	159,453	235,722
Colin M. Farmer	—	76,269	161,149	237,418
Daniel M. Friedberg	—	76,269	162,845	239,114
L. Peter Frieder	—	76,269	162,279	238,548
John E. Utley	—	99,150	225,946	325,096
Mark D. Weishaar	—	76,269	165,389	241,658

Former Directors
David M. Cohen(5)	—	76,269	161,149	237,418

(1)	In 2009, in lieu of the regular quarterly cash retainers, the members of the Board received grants of options to purchase common stock of the Company. These grants took place on April 15, 2009 in the amounts noted in the table below:

2009 Stock Options Awarded in Lieu of Cash
	Value at Grant $ in thousands	Number of Stock Options
Gideon Argov	$43,000	85,129
David M. Cohen	$41,200	81,566
David A. Eckert	$40,000	79,190
Colin M. Farmer	$41,200	81,566
Daniel M. Friedberg	$42,400	83,941
L. Peter Frieder	$42,000	83,149
John E. Utley	$65,200	129,080
Mark D. Weishaar	$44,200	87,505

(2)	Reflects the aggregate grant date fair value compensation costs for financial statement reporting purposes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for the fiscal year ended January 2, 2010 in accordance with ASC Topic 718 for share-based awards granted in 2009. As of January 2, 2010, each non-employee Director held the following number of shares of restricted stock outstanding that were still unvested: Mr. Argov: 38,715; Mr. Cohen: 38,715; Mr. Eckert: 38,715; Mr. Farmer: 38,715; Mr. Friedberg: 38,715; Mr. Frieder: 38,715; Mr. Utley: 50,330; and Mr. Weishaar: 38,715. Messrs. Cohen and Farmer hold their restricted shares for the benefit of OEP. Mr. Friedberg holds his restricted shares for the benefit of Sagard.

(3)	Reflects the aggregate grant date fair value compensation costs for financial statement reporting purposes in conformity with GAAP for the fiscal year ended January 2, 2010 in accordance with ASC Topic 718 for options granted in 2009. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended January 2, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2010. As of January 2, 2010, each non-employee Director had the following number of options outstanding: Mr. Argov: 191,511; Mr. Cohen: 175,773; Mr. Eckert: 173,397; Mr. Farmer: 175,773; Mr. Friedberg: 178,148; Mr. Frieder: 208,030; Mr. Utley: 322,210; and Mr. Weishaar: 219,290. The outstanding options that are exercisable as of March 23, 2010, or within 60 days thereafter, are included in the Securities Ownership of Management and Directors table.

(4)	Mr. Coppens was appointed to the Board of Directors on March 22, 2010, and therefore, did not receive compensation for board services in 2009.

(5)	Mr. Cohen resigned from the Board of Directors on March 17, 2010.

Shareholder Communications with Directors

The Board has adopted a process for shareholder communications. Generally, shareholders who want to communicate with the Board or any individual Director can write to X-Rite, Incorporated, Corporate Secretary, 4300 44th Street, S.E, Grand Rapids, Michigan 49512. Your letter should indicate that you are an X-Rite, Incorporated shareholder. Depending on the subject matter, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

SECURITIES OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table contains information regarding ownership of the Company’s common stock by persons or entities known to the Company to beneficially own more than 5% of the Company’s common stock. The content of this table is based upon information contained in Schedules 13D and 13G filed with the SEC as well as information provided by The NASDAQ Stock Market and represents the Company’s understanding of circumstances in existence as of March 23, 2010.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
OEPX, LLC(2) 320 Park Avenue, New York, NY 10022	33,575,242	(2)	39.0	%(2)

Sagard Capital Partners, L.P.(3) 325 Greenwich Avenue, Greenwich, CT 06830(2)	13,478,907	(3)	15.7	%(3)

Tinicum Lantern II, L.L.C.(4) 800 Third Avenue, New York, NY 10022	11,751,792	(4)	13.7	%(4)

(1)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	OEP owns 33,575,242 shares of our common stock, of which (i) 28,571,429 shares were issued to OEP in the 2008 recapitalization, (ii) 4,568,527 shares were issued upon exercise of the warrant acquired by OEP in the 2009 debt exchange, (iii) 38,715 shares of restricted common stock and options to acquire 175,773 shares (including options exercisable within 60 days that are deemed outstanding) held by Mr. Cohen in connection with his service on our Board, (iv) 38,715 shares of restricted common stock and options to acquire 175,773 shares (including options exercisable within 60 days that are deemed outstanding pursuant to Rule 13d-3 of the Exchange Act under our 2008 Omnibus Long Term Incentive Plan) held by Mr. Farmer in connection with his service on our Board and (v) a total of 6,310 shares of restricted stock that have been transferred by Messrs. Cohen and Farmer to OEP upon the lapse of restrictions applicable to such shares. Each of Messrs. Cohen and Farmer are officers of OEP Holding and hold their shares for the benefit of One Equity Partners III, L.P., a Cayman Islands limited partnership, or OEP III.

OEP, OEP III, OEP General Partner III, L.P., a Cayman Islands limited partnership, or OEP GP III, and OEP Holding Corporation, a Delaware corporation, or OEP Holding, jointly file a single Schedule 13D with respect to the shares and other securities held by OEP. OEP and the other entities that jointly file a Schedule 13D with OEP are referred to herein as the OEP Entities. The managing member of OEP is OEP III; the sole general partner of OEP III is OEP GP III and the sole general partner of OEP GP III is OEP Holding; Bank One Investment Corporation, a Delaware corporation, or BOI, owns all of the outstanding capital stock of OEP Holding; JPMorgan Capital Corporation, a Delaware corporation, or JPM CC, owns all of the outstanding capital stock of BOI; Banc One Financial LLC, a Delaware limited liability company, or BOF LLC, owns all of the outstanding capital stock of JPM CC; and JPMorgan Chase & Co., a Delaware corporation, or JPMC, owns all of the outstanding equity interests of BOF LLC. Under the rules of the SEC, each OEP Entity may be deemed to beneficially own shares of common stock beneficially owned by each of the other OEP Entities.

(3)	Sagard owns 13,478,907 shares of our common stock, of which (i) 9,076,667 shares were issued to Sagard in the 2008 recapitalization, (ii) 1,451,345 shares were issued upon exercise of the warrant acquired by Sagard in the 2009 debt exchange, (iii) 38,715 shares of restricted common stock and options to acquire 178,148 shares (including options exercisable within 60 days that are deemed outstanding pursuant to Rule 13d-3 of the Exchange Act under our 2008 Omnibus Long Term Incentive Plan) are held by Mr. Friedberg in connection with his service on our Board, (iv) a total of 3,155 shares of restricted stock have been transferred by Mr. Friedberg to Sagard upon the lapse of restrictions applicable to such shares, and (v) 2,730,877 shares of our common stock were acquired by Sagard prior to the 2008 recapitalization. Mr. Friedberg holds the shares of restricted stock and stock options set forth above for the benefit of Sagard Capital Partners Management Corporation, a Delaware corporation, or Sagard Management. As a result, Sagard and the other Sagard Entities may be deemed to beneficially own shares of common stock beneficially owned by Mr. Friedberg and such shares are included in the table above. Sagard, Sagard Capital Partners GP, Inc., a Delaware corporation, or Sagard GP, and Sagard Management, jointly file a single Schedule 13D with respect to the shares and other securities held by Sagard. Sagard and the other entities that jointly file a Schedule 13D with Sagard are referred to herein as the Sagard Entities. Sagard Management is the investment manager of Sagard and Sagard GP is the general partner of Sagard. Under the rules of the SEC, each Sagard Entity may be deemed to beneficially own shares of common stock beneficially owned by each of the other Sagard Entities. The Schedule 13D filed by the Sagard Entities states that, a result of direct and indirect securities holdings, Power Corporation of Canada and Mr. Paul G. Desmarais may each be deemed to control the Sagard Entities. The Schedule 13D also discloses that it reflects the securities beneficially owned by Power Corporation of Canada and certain of its subsidiaries, including Sagard, but the Schedule 13D does not reflect securities beneficially owned, if any, by any subsidiaries of Power Corporation of Canada whose ownership of securities is disaggregated from that of Power Corporation of Canada in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(4)	Tinicum Lantern II, L.P., a Delaware limited partnership, or TCP II, Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, or TCP Parallel, and Tinicum Capital Partners II Executive Fund L.L.C., a Delaware limited liability company, or TCP Executive collectively own 11,751,792 shares of our common stock, of which (i) 1,015,000 shares were held by TCP II, TCP Parallel and TCP Executive prior to the 2008 recapitalization, (ii) 9,256,667 shares were acquired in the 2008 recapitalization and (iii) 1,480,125 shares were issued upon exercise of the warrants acquired by TCP II, TCP Parallel and TCP Executive in the 2009 debt exchange. TCP II, TCP Parallel and TCP Executive, Tinicum Lantern II L.L.C., a Delaware limited liability company, or TCP Manager, Terence M. O’Toole and Eric M. Ruttenberg, or the Tinicum Entities, jointly file a single Schedule 13D with respect to the shares and other securities held by the Tinicum Entities. TCP Manager is the general partner of each of TCP II and TCP Parallel and the managing member of TCP Executive. Under the rules of the SEC, each Tinicum Entity may be deemed to beneficially own shares of common stock beneficially owned by each of the other Tinicum Entities. Shares beneficially owned by each Tinicum Entity indirectly as a result of holdings of the other Tinicum Entities have been excluded for purposes of the presentation of the beneficial ownership of our common stock.

SECURITIES OWNERSHIP BY MANAGEMENT AND DIRECTORS

The following table contains information regarding ownership of the Company’s common stock by each director, each named executive officer and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table or known to the Company and represents the Company’s understanding of circumstances in existence as of March 23, 2010.

	Shares Beneficially Owned(1)		Exercisable Options(2)	Total		Percent of Class(3)
Executive Officers
Thomas J. Vacchiano, Jr.	622,198		333,945	956,143		1.1%
Rajesh K. Shah	200,000		0	200,000		*
Francis Lamy	27,801		129,276	157,077		*

Non-Employee Directors
Gideon Argov	78,212		191,511	269,723		*
Bradley J. Coppens(4)	33,223,696		351,546	33,575,242	(5)	39.3%
Colin M. Farmer	—		—	—	(5)	—
David A. Eckert	41,870		173,397	215,267		*
Daniel M. Friedberg	13,300,759		178,148	13,478,907	(6)	15.8%
L. Peter Frieder	58,397		208,030	266,427		*
John E. Utley	93,891		322,210	416,101		*
Mark D. Weishaar	58,147		219,290	277,437		*

All Directors and Executive Officers as a Group (11 persons)	1,296,661	(7)	2,107,353	3,404,014	(7)	4.0	%(7)

*	Less than one percent

(1)	Except as described in footnotes 4 & 5 below, each person named in the table has sole voting and investment power with respect to the issued shares listed in this table. Excludes shares issuable pursuant to options.

(2)	This column reflects shares subject to options exercisable as of March 23, 2010, or within 60 days thereafter.

(3)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	Mr. Coppens was appointed to the Board on March 22, 2010 to fill the vacancy created by the resignation of David M. Cohen. Mr. Coppens’ nomination to serve on the Board was at the request of OEPX, LLC under the terms of the recapitalization of the Company in October 2008.

(5)	Consists of (i) 28,571,429 shares were issued to OEP in the 2008 recapitalization, (ii) 4,568,527 shares issued upon exercise of the warrant acquired by OEP in the 2009 debt exchange, (iii) 77,430 shares of restricted common stock and options to acquire 351,546 shares (including options exercisable within 60 days that are deemed outstanding) held by Messrs. Cohen and Farmer in connection with his service on our Board and (v) a total of 6,310 shares of restricted stock that have been transferred by Messrs. Cohen and Farmer to OEP upon the lapse of restrictions applicable to such shares. Messrs. Cohen and Farmer are officers of OEP Holding Corporation, which is the general partner of OEP General Partner III, L.P., which is the general partner of One Equity Partners III, L.P., which is the managing member of OEP. Messrs. Cohen and Farmer disclaim beneficial ownership of the shares held of record by OEP except to the extent of their respective pecuniary interest therein.

(6)

Consists of (i) 9,076,667 shares were issued to Sagard in the 2008 recapitalization, (ii) 1,451,345 shares issued upon exercise of the warrant acquired by Sagard in the 2009 debt exchange, (iii) 38,715 shares of restricted common stock and options to acquire 178,148 shares (including options exercisable within 60 days that are deemed outstanding) held by Mr. Friedberg in connection with his service on our Board (iv) a total of 3,155 shares of restricted stock that have been transferred by Mr. Friedberg to Sagard upon the lapse of restrictions applicable to such shares, (v) and 2,730,877 shares of our common stock were acquired by Sagard prior to the 2008 recapitalization. Mr. Friedberg is the President and Chief Executive Officer of Sagard Capital Partners Management Corporation, the investment manager of Sagard, and of Sagard Capital Partners GP, Inc., the general partner of Sagard. Mr. Friedberg disclaims beneficial ownership of the shares held of record by Sagard except to the extent of his pecuniary interest therein.

(7)	Shares beneficially owned by OEP and Sagard have been excluded for purposes of the presentation of directors and executive officers as a group.

COMPENSATION DISCUSSION & ANALYSIS

Executive Overview

This section of the Proxy Statement provides information regarding the fiscal 2009 compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Technical Officer (“CTO”), collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy and the structure of our compensation programs. It includes information on the methodologies used to determine the elements of executive compensation and the reasons we use these elements in our compensation programs.

Role and Composition of the Committee

The Compensation Committee (the “Committee”) administers and approves all elements of compensation for corporate officers, other than the CEO. The NGC reviews the CEO’s performance and reviews the CEO’s evaluations of his direct reports. The NGC then advises the Committee of its findings. The Committee recommends to the Board for its approval the CEO’s compensation.

All members of the Committee are independent. With the exception of annual stock option and stock grant awards, as outlined under the Director Compensation discussion in this Proxy Statement, Committee members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion, and authority to approve related fees and retention terms for these advisors. The Committee reports to the Board on its actions and recommendations following every meeting, and periodically meets in executive session without members of management present.

Compensation Philosophy

The Company’s executive compensation programs are structured in accordance with the following guiding principles:

•	aligning executive compensation with the interests of our shareholders;

•	linking compensation to objective measures of individual performance goals;

•	balancing performance objectives with Company-wide strategic goals and risk management;

•	attracting, motivating and retaining talented executives; and

•	responding to ongoing market trends and implementing best practices.

The Company believes that these guiding principles will help drive X-Rite’s success and industry leadership. The Company’s programs support these objectives by rewarding individuals for advancing business strategies and aligning the executives’ interests and expectations with those of the Company’s shareholders. The programs are designed to provide executives with competitive compensation that maintains a balance between cash and equity compensation, with a significant portion of total compensation at risk, tied both to short- and long-term financial performance of the Company as well as to the creation of shareholder value. It is the Committee’s strong belief that its compensation philosophy will encourage executives to manage the Company’s business from the perspective of owners with an equity stake in the Company.

Determining Executive Compensation

In determining executive compensation, which includes base salary, annual cash incentive awards and long-term incentive awards, the Committee makes a conscious effort to identify and evaluate programs of comparable employers, considering factors such as geography and industry influences, relative sizes, growth stages, and market capitalization. The Committee has enlisted the assistance of a consulting firm to provide information for a peer group of corporations that can be used for compensation comparison and benchmarking purposes. The Committee engaged Hewitt Associates, a major consulting firm experienced in all aspects of executive compensation analysis and design, to assist with its compensation analysis in fiscal 2009.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of U.S. publicly-traded companies in the electronic test and measurement industry (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is reviewed and updated bi-annually by the Committee, consists of companies against which the Committee believes the Company competes for talent and for shareholder investment. The companies currently comprising the Compensation Peer Group are:

Analogic Corporation	Heico Corp.	Newport Corporation
Calamp Corporation	Intermagnetics General Corp.	Park Electrochemical Corp.
Cohu Inc.	Jaco Electronics Inc.	Photon Dynamics Inc.
Daktronics Inc.	Lecroy Corporation	Planar Systems Inc.
Dionex Corporation	Measurement Specialties Inc.	Zygo Corporation
Electro Scientific Industries Inc.	Mercury Computer Systems Inc.
Finisar Corporation	Microsemi Corporation

Market data is only one factor used in determining executive compensation. Other factors that are considered include (i) the value of the position to the Company, (ii) what other peer executives within the Company are paid, (iii) how the job relates to those peers, and (iv) the contribution of the executive including tenure, skills, performance, and industry knowledge. The Company competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for executive officers at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, and individual factors such as distinctive contributions and extraordinary performance.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions and equity awards for the executive officers of the Company, other than the CEO, whose compensation is determined by the Board at the recommendation from the Committee. The CEO reviews the performance of the other executive officers annually based on their individual performance, areas of strength and areas requiring improvement. The CEO uses these performance reviews and compensation data gathered from various compensation surveys to make recommendations to the Committee for the base salary, annual cash incentive awards and long-term incentive awards, for each executive officer other than himself.

The Committee recommends to the Board compensation for the CEO based on salary survey data for comparable employers, economic conditions in general and input from the NGC and its evaluation of the CEO’s performance.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

•	Salaries

•	Annual Cash Incentive (Bonus) Awards

•	Long-Term Incentive Awards (including stock options and restricted shares)

•	Severance Benefits (conditioned on non-compete agreement)

•	In-Service Benefits

•	Perquisites

Salaries

Salaries are used to provide a fixed amount of compensation that is competitive for the executive’s role. The salaries of the NEO’s are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and responsibilities and the Company’s need to be competitive in the market for executive services. Compensation recommendations are benchmarked and targeted to be in line with the 50th percentile of comparable positions within the Compensation Peer Group. Any salary increase for an executive officer, other than the CEO must be approved by the CEO and the Committee. Due to market conditions in 2009, no increases in base salary were made in fiscal 2009. Effective April 1, 2010, Mr. Vacchiano’s base salary will increase from $320,000 to $375,000.

Annual Cash Incentive Awards

Annual cash incentive awards are designed to drive Company and individual performance. Executive officers may be awarded annual cash bonuses which are earned based on Company performance criteria. Annual cash incentive awards are designed to reward annual financial short-term performance and achievement of designated strategic growth results. The award is considered annually and approved by the Committee. The Committee sets the minimum, target, and maximum levels for the short-term cash incentive awards (“STIA”) annually for the next year. The target bonus is set based on an analysis of compensation for comparable positions within the Compensation Peer Group and is intended to provide a competitive level of compensation if the executive achieves target performance objectives. Bonus levels are determined as a percentage of each executive’s base salary.

In light of the extraordinary economic conditions and related financial challenges faced by the Company in fiscal 2009, the Committee and Board adopted a metric for the 2009 STIA based entirely on adjusted EBITDA (earnings before interest, income tax, depreciation and amortization) as defined in the Company’s senior credit agreements. The minimum thresholds for the 2009 STIA required the Company to outperform the Board-approved 2009 Profit Plan, as measured by adjusted EBITDA, by at least $2 million. No STIA payments were made to executive officers with respect to fiscal 2009 performance because the minimum thresholds were not achieved by the Company. If the Company’s profit performance had exceeded the 2009 Profit Plan by more than $2 million, a portion of such excess would have been contributed to a bonus pool to be shared by all eligible employees. Such pool would have been limited so that payout to any employee, including the executive officers, would not exceed 110 percent of target 2009 STIA.

On December 15, 2009, the Board awarded Mr. Lamy, our Chief Technology Officer, a discretionary recognition cash award in the amount of $25,000. On March 4, 2010, the Board awarded Mr. Vacchiano, our CEO, a discretionary recognition cash award in the amount of $50,000. For fiscal 2010, the Committee has adopted the metric for executive officers STIA of 50 percent adjusted EBITDA and 50 percent revenue. If minimum thresholds under the 2010 STIA are met, the NEOs will be eligible to receive payments that range from 20 percent of their targeted bonus amount for achieving the minimum target performance level of 95 percent of targeted revenue and 90 percent of targeted adjusted EBITDA, to a maximum of 200 percent of their targeted bonus amount for achieving 107.4 percent or more of targeted revenue and 120 percent or more of targeted adjusted EBITDA. For fiscal 2010, the Company has agreed to guarantee 50 percent of the amount Mr. Shah is targeted to receive under the STIA so long as Mr. Shah remains employed by the Company at the time that such payment is due.

We believe that disclosing the minimum, target, and maximum award thresholds under the STIA plan would reveal confidential financial information about the Company, and therefore, have chosen not to disclose it in this report as allowed under Instruction 4 to Item 402(b) of Regulation S-K.

Upon completion of each fiscal year, the Committee assesses the performance against each financial objective of the STIA, comparing the actual results to the pre-determined target.

Long-Term Equity Incentive Awards

Equity-based compensation and ownership is designed to balance business objectives with pay-for-performance, retention, competitive market practices, and shareholder interests. Long-term incentive awards (“LTIA”) are comprised of a mix of stock options and performance-based restricted stock. Stock options provide a material incentive to employees by providing an opportunity for a stock ownership stake in the Company. Performance-based restricted stock awards provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to improving financial performance of the Company.

Generally, these awards are considered annually and use an adjusted EBITDA growth objective target to determine the underlying value of the award. The LTIA adjusted EBITDA targets are established to reflect targeted growth for a five year horizon. LTIA provides senior management with an incentive opportunity linked to multiple year corporate financial performance and shareholder value. Equity awards are also granted periodically to a select group of non-executive employees whose contributions and skills are critical to the Company’s long-term success.

In general, annual LTIA compensation awards are determined at the Committee’s regularly scheduled first quarter meeting and are reflected in “Summary Compensation Table for Fiscal 2009” and “Grants of Plan Based Awards Table for Fiscal Year 2009.” The underlying value of the LTIA to NEO’s was determined based on a dollar amount indicated by the “50th percentile” of long-term compensation for the Compensation Peer Group for the applicable position as indicated in the peer market data, with a certain percent of this amount to be in the form of stock options and a certain percent of this amount to be in the form of restricted stock. The exact equity allocation, vesting schedule, and performance measures may vary from year to year. For purposes of determining the number of shares issued and options granted, the Company uses a modified Black-Scholes valuation applied on a consistent basis from year to year.

In line with the 2008 recapitalization of the Company, approved at a special meeting of shareholders on October 28, 2008, the Board modified the LTIA program replacing the traditional annual equity awards for the three fiscal years beginning with fiscal 2009 with special one-time equity awards that were considerably larger than the awards typically granted as part of its historical equity compensation practices. The Company intended that the one-time equity awards would replace subsequent grants under the annual LTIA program through 2011. The Board granted the special one-time equity awards after determining that the then outstanding stock options were not fully achieving their original objective of incentive compensation and employee retention. The Company anticipates that it will return to the traditional annual LTIA model in 2012. The October 30, 2008 one-time equity grants were awarded as follows:

	One-Time Equity Awards
	Restricted Shares/Units (#)(1)	Stock Options (#)(2)
Named Executive Officers
Thomas J. Vacchiano, Jr.	439,000	439,000
Bradley J. Freiburger(3)	38,000	38,000
Francis Lamy	231,000	231,000

(1)

As initially granted, one-third of the restricted shares granted under the one-time equity awards will vest in annual installments over a three year period, one-third will vest in annual installments over a four year period and one-third will vest in annual installments over a five year period, in each case, provided that targets are met during the applicable performance period. Vesting was based on adjusted EBITDA for each year during the performance period if the Company achieves adjusted EBITDA growth of eight percent per year, as compared to the baseline adjusted EBITDA for fiscal 2008. Vesting will also occur if annual adjusted EBITDA targets are missed, provided cumulative targets are achieved for subsequent years. The original cumulative adjusted EBITDA growth targets follow:

Original Cumulative Adjusted EBITDA Growth Targets

	Year
	2009 ($)	2010 ($)	2011 ($)	2012 ($)	2013 ($)
	($ in thousands)
Tranche 1	69,989	145,578	227,214	—	—
Tranche 2	69,989	145,578	227,214	315,380	—
Tranche 3	69,989	145,578	227,214	315,380	410,600

On March 3, 2010, given the general decline in the financial performance of companies in our industry in 2009 and the continuing uncertainty in the prospects of a rapid, continuing economic recovery, the Board determined that the awards were no longer fully achieving their original objectives of incentive compensation and employee retention. Accordingly, to ensure that the NEOs and other key employees have a continuing stake in the long term success of the Company, the Board approved the following modifications to the awards:

Awards that Vest based on the Company’s Performance in 2010 through 2013

As modified, the awards that vest based on the Company’s performance in fiscal 2010 through 2013 will continue to vest as originally scheduled, subject to new annual adjusted EBITDA growth targets. Vesting will still occur if the new annual adjusted EBITDA targets are missed, provided the Company achieves the cumulative targets set forth below:

	Year
	2010 ($)	2011 ($)	2012 ($)	2013 ($)
	($ in thousands)
	50,000	110,000	178,120	255,520

Threshold	95%	95%	90%	90%

In addition, if adjusted EBITDA is achieved at (i) 95% of target for fiscal years 2010 and 2011, then 50% of the eligible awards for such year will vest and (ii) 90% of target for fiscal years 2012 and 2013, then 20% of the eligible awards for such year will vest. The modified awards provide for linear vesting for financial performance achievement by the Company between the threshold and target levels.

Awards that Vest based on the Company’s Performance in 2009

None of the awards that were eligible to vest based on the Company’s performance in fiscal 2009 vested because the Company did not achieve the 2009 adjusted EBITDA target. As a result of the modifications, such awards are eligible to vest in equal annual installments upon the Company achieving 107.5% and 110%, respectively, of the new annual 2011 and 2012 adjusted EBITDA targets.

(2)

Stock options under the one-time equity awards to executive officers will vest (i) with respect to one-third of the stock options granted, in three equal annual installments, with an exercise price equal to $3.19 (the closing price on the second business day after completion of the 2008 recapitalization), (ii) with respect to one-third of the stock options granted, in four equal annual installments, with an exercise price equal to $3.45 (an 8% premium to the closing price on the second business day after completion of the 2008 recapitalization), and (iii) with respect to one-third of the stock options granted, in five equal annual amounts, with an exercise price equal to $3.72 (a 16.6% percent premium to the closing price on the second business day after completion of the 2008 recapitalization).

(3)	Mr. Freiburger resigned from the Company on September 4, 2009. The 38,000 restricted shares and 38,000 restricted stock options held by Mr. Freiburger were cancelled in connection with his resignation.

With the exception of the special circumstance outlined above for the special one-time equity grant in connection with the 2008 recapitalization plan, the Company uses the closing price of the Company’s common stock on the grant date as the exercise price of options granted.

LTIA Award to Rajesh K. Shah

Mr. Shah joined the Company as its Chief Financial Officer effective October 19, 2009. As such, he was entitled to receive the one-time equity awards that were reserved by the Company at the time of its 2008 recapitalization for issuance upon the hiring of a permanent Chief Financial Officer. The one-time equity grants for Mr. Shah were awarded as follows:

	Restricted Shares/Units (#)(1)	Stock Options (#)(2)
Named Executive Officer
Rajesh K. Shah	200,000	200,000

(1)	Mr. Shah’s restricted stock awards were granted in three tranches with one-third vesting in equal annual installments over a three year period, one-third vesting in equal annual installments over a four-year period and one-third vesting in equal annual installments over a five-year period, subject to annual adjusted EBITDA growth targets. Vesting will still occur if the new annual adjusted EBITDA targets are missed, provided the Company achieves the cumulative targets set forth below:

	Year
	2010 ($)	2011 ($)	2012 ($)	2013 ($)	2014 ($)
	($ in thousands)
	50,000	110,000	178,120	255,520	341,020

Threshold	95%	95%	90%	90%	90%

If adjusted EBITDA is achieved at (i) 95% of target for fiscal years 2010 and 2011, then 50% of the eligible awards for such year will vest and (ii) 90% of target for fiscal years 2012 through 2014, then 20% of the eligible awards for such year will vest. Mr. Shah’s awards provide for linear vesting for financial performance achievement by the Company between the threshold and target levels.

(2)	Stock options awards to Mr. Shah will vest in equal annual installments on October 19 of each year commencing on October 13, 2010 (i) with respect to one-third, in equal annual installments over a period of three years (ii) with respect to one-third, in equal annual installments over a period of four years, and (iii) with respect to one-third, in equal annual installments over a period of five years. The exercise price equal for Mr. Shah’s stock options is $2.15 per share, which is equal to the closing per share price of our common stock on October 19, 2009, the effective date of Mr. Shah’s employment.

Establishing STIA and LTIA Targets

Generally, the Committee sets STIA targets for each year based on the annual operating plan. The Committee also establishes LTIA targets which are related to the Company’s long-term financial objectives set as a result of the Company’s strategic planning process. In making the annual determination, the Committee may consider the specific circumstances facing the Company during the coming years. The Committee believes that it has established targets that are in line with the current global economic and competitive environment in which the Company operates.

Established STIA and LTIA targets are a balance between reasonable stretch and achievability bearing in mind such factors as industry condition, macroeconomics global conditions, competitive and strategic long-term goals. Maximum payouts under these plans (STIA 200%, LTIA 100% maximum) would require a high level of financial and strategic performance and represents a high level of difficulty and a significant benefit to shareholders. A 100 percent payout in the short-term target represents a reasonable stretch and moderate difficulty, while a 90 percent payout in STIA and LTIA awards provides for a reasonable level of achievability.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee believes that the performance-based compensation provided to our executive officers does not encourage excessive and unnecessary risk taking. The design of these compensation programs encourages X-Rite’s executive officers to remain focused on both the short- and long-term operational and financial goals of the company. LTIA equity awards vest cumulatively over five year periods, which in turn, encourages officers to focus on improving financial performance over a period of years and supports sustained stock price appreciation.

Stock Ownership Guidelines

In an effort to further align the interests of management and shareholders, effective February 28, 2008, the Committee established stock ownership guidelines applicable to executive officers and other members of the executive band leadership of the Company. The Company believes that linking a portion of key management’s current and potential future net worth to the Company’s success, as reflected by the stock price, helps to ensure that management has a stake similar to that of the Company’s shareowners.

The guidelines are based on the executive’s position and his or her base salary. The Company expects its key leaders to own, within five years of the later of the effective date of these guidelines (i.e., February 28, 2013), an executive officer’s appointment, or his or her designation as executive officer or executive band leader to which these guidelines apply, Company stock having a minimum value equal to a multiple of their annual base salary as shown in the table below:

Multiple of Salary
Chief Executive Officer	4 times base salary
Other Executive Officers	2 times base salary
Other Executive Band Leaders	2 times base salary

The types of ownership arrangements counted toward these guidelines are those securities that are beneficially owned by an executive officer and executive band leader, excluding options. The executive officers’ beneficial ownership as of March 23, 2010 is set forth in the column labeled Shares Beneficially Owned in “Securities Ownership by Management and Directors.”

Severance Benefits

Currently, Mr. Vacchiano and Mr. Lamy have employment agreements with the Company that provide for severance benefits. Details of those agreements including the severance benefits thereunder are discussed in “Agreements and Other Arrangements—Employment, Severance and Other Agreements.” The Company entered an offer letter with Mr. Shah on October 15, 2009 in connection with his appointment as CFO, under which Mr. Shah is eligible to participate in the Company’s severance policy for executive level employees (applicable to all executive level employees other than Mr. Vacchiano and Mr. Lamy, whose severance benefits are specified in their employment agreements, and executives whose severance benefits are governed by local law). Under the severance policy, in the event that a covered executive’s employment is terminated by the Company without cause or by the covered executive for good reason, they will receive (i) severance pay equal to their weekly salary for the last full month immediately preceding termination for six or twelve months, depending on their position (twelve months for Mr. Shah), (ii) any accrued and unused vacation pay, (iii) a pro rata portion of any annual performance bonus to which they would have been entitled for the year in which the covered executive’s employment is terminated, (iv) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for six or twelve months, depending on their position, following the date of termination and (v) immediate vesting of all stock options and restricted shares that would have vested during the severance period, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

In-Service Benefits

The Company provides a number of benefit plans including the X-Rite, Incorporated Retirement Savings Plan and related supplemental plans to its executives and certain other U.S. based employees. The Company also provides other benefits such as medical, dental, life insurance and long-term disability coverage, as well as vacation and other paid holidays. These benefits are available to all U.S. based employees, including each NEO, and are comparable to those provided at other peer group companies. These programs are designed to provide certain basic quality of life benefits and protections to all Company employees and at the same time enhance the Company’s attractiveness as an employer of choice.

The Committee periodically reviews the levels of personal benefits provided to NEOs. A detailed analysis of these benefits is included in footnote 4 to the Summary Compensation Table.

Perquisites

The Company provides certain other small perquisites to its executives. These benefits include several statutory benefits with respect to educational and health allowances as prescribed under Swiss Law. A detailed analysis of these benefits is included in footnote 4 to the Summary Compensation Table.

Employment Agreements and Change in Control Plan

In January 2006, in connection with the Amazys transaction, the Company entered into employment agreements with Thomas J. Vacchiano, Jr. and Francis Lamy described under “Agreements and Other Arrangements—Employment, Severance and Other Agreements.” When evaluating the value of these agreements, the Company considered such factors as retention, competitive advantage through non-compete and non-solicitation clauses, practices of Peer Group companies, and continued dedication and support of a cohesive management team and concluded that it was in the best interest of the Company to enter into these agreements. With the exception of the aforementioned legacy employment agreements, no other NEOs are parties to employment agreements. The Company entered into a customary offer letter with Mr. Shah on October 15, 2009 in connection with his appointment as CFO.

Our executive officers are covered by a change in control plan, details of which are outlined under the heading “Change in Control Plan” in this Proxy Statement. The Company believes that it is in the best interest of the Company and its shareholders to foster senior management’s objectivity in making decisions with respect to any potential change in control of the Company and to ensure that the Company will have their continued dedication and availability. Accordingly, the Company believes that it is appropriate to provide executive officers with compensation arrangements upon a change in control.

Ethical Conduct

To help ensure that share-based grants reward only those executives who benefit the Company, the Company’s equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company’s Business Conduct Guidelines. Annual cash incentive payments are also conditioned on compliance with these Guidelines.

Tax and Accounting Implications

Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s CEO or to any of its three other most highly compensated executive officers, other than an executive officer serving solely as the chief financial officer, unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Incentive Performance Plan for Certain Executives should qualify as performance-based. The 2008 Omnibus Plan permits an executive officer, who is subject to Section 162(m) and whose salary is above $1 million, to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company’s shareholders have approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under Section 162(m), which may be appropriate to retain and motivate key executives. The Company will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Accounting For Share-Based Compensation

The Company accounts for stock-based payments for all stock option and stock grant programs in accordance with the requirements of Accounting Standards Codification 718 (ASC718).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of X-Rite, Incorporated, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended January 2, 2010.

Compensation Committee:

Gideon Argov, Chairman

Bradley J. Coppens

Daniel M. Friedberg

Mark D. Weishaar

John E. Utley, ex-officio member

AGREEMENTS AND OTHER ARRANGEMENTS

Change in Control Plan

The Company’s Board approved the X-Rite Change In Control Severance Plan for Senior Executives and Change in Control Plan for Executives (collectively, the “Change in Control Plan”) for certain of its executive officers effective April 1, 2007. Under the terms of the Change in Control Plan, following a change in control, if a participant’s employment is terminated (1) by the Company other than for cause, disability or death of the participant or (2) by the participant with good reason (“Qualifying Termination”), the Company is obligated to pay the participant a lump-sum in cash equal to (i) the participant’s unpaid base salary, accrued vacation pay and expenses, (ii) amounts unpaid to the participant under the annual short-term incentive plan in respect of the most recently completed fiscal year, (iii) an amount equal to one to two times the greater of the participant’s base salary for the year in which the participant is terminated or as in effect prior to the change in control, (iv) a bonus amount equal to one to two times, depending on their position, the greater of participant’s target incentive opportunity established under the annual short-term incentive plan in effect for the plan year in which the participant is terminated or as in effect prior to the change in control, (v) a pro rata portion of the participant’s target incentive opportunity for the year the participant is terminated or as in effect prior to the change in control, whichever is greater, (vi) payment of continuation health coverage premiums for twelve to twenty-four months, depending on their position, following the date of the Qualifying Termination, and (vii) for certain employees, excise tax gross-up on severance payments, if triggered. In addition, upon a Qualifying Termination, unless otherwise provided in a plan document, award agreement or otherwise, all of the participant’s outstanding equity-based long-term incentive vehicles, including stock options, stock appreciation rights, restricted stock, and restricted stock units (“Equity Awards”) that vest solely based on continued employment of the executive shall become immediately vested in full. In the case of Equity Awards that do not vest solely based on continued employment of the Executive (“Performance Vesting Awards”), such Performance Vesting Awards shall vest at the time of the change in control. The number of shares that shall vest shall be determined as if a target level of performance has been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the change in control.

Under the Change in Control Plan, a change in control includes the acquisition by any individual, entity, or group of beneficial ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. The Issuance to OEP will constitute a change in control as defined in the Change in Control Plan. Participants in the Change in Control Plan who receive one-time equity awards will not receive accelerated vesting in respect thereof upon a qualifying termination within twenty-four months after the Issuance to OEP unless the qualifying termination is in connection with, or following, a change in control transaction that is consummated after the consummation of the Issuances.

Employment, Severance and Other Agreements

Thomas J. Vacchiano, Jr.

Effective October 1, 2006, Mr. Vacchiano was appointed President and CEO as well as a member of the Board. Mr. Vacchiano was the President and CEO of Amazys from January 2001 until the acquisition of Amazys by the Company in July 2006.

Mr. Vacchiano entered into an employment agreement with X-Rite in connection with the acquisition of Amazys under which Mr. Vacchiano had agreed to serve as President and COO of the Company for a period of three years from the completion of the Amazys acquisition (July 5, 2006) unless earlier terminated in accordance with its terms. The Agreement is automatically extended for successive one year periods commencing at the end of the previous period unless the agreement is terminated or a new employment agreement is entered into. On January 12, 2009, Mr. Vacchiano voluntarily took a 10 percent cut in his annual base salary, bringing his annual base salary down from $320,000 per year to $288,000 per year. Effective April 1, 2010, the voluntarily reduction in Mr. Vacchiano’s base salary will be no longer be in effect and Mr. Vacchiano’s base salary will increase from

$320,000 to $375,000. Under the terms of his existing employment agreement Mr. Vacchiano is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, generally a combination of stock options and restricted stock, with the exact equity allocation determined each year.

In the event of termination of Mr. Vacchiano’s employment by Mr. Vacchiano for good reason or by the Company without cause, Mr. Vacchiano will receive as outlined in the Employment Agreement (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve months, if terminated by Mr. Vacchiano for good reason, and for the greater of (a) the number of months remaining in the initial three year term of his Employment Agreement or (b) twelve months, if terminated by the Company without cause, (ii) a pro rata portion of any annual performance bonus to which Mr. Vacchiano would have been entitled for the year in which the Employment Period is terminated; provided that if employment is terminated within the first six months of the year, the executive’s pro rata portion received shall be based on six months of service during the year, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Vacchiano, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Vacchiano is also a participant in the Change in Control Plan discussed above in “Change in Control Plan”. The Company’s October 2008 recapitalization does not constitute a change in control for purposes of acceleration of the one-time equity awards under the Change in Control Plan.

Francis Lamy

In connection with the acquisition of Amazys, the Company and Mr. Lamy entered into an Employment Agreement on January 30, 2006. Mr. Lamy serves as the Company’s Executive Vice President and Chief Technology Officer. On May 1, 2009, Mr. Lamy voluntarily took a 5 percent cut in his annual base salary, bringing his current annual base salary down from CH 348,135 (equal to $320,303 using a 2009 average full year exchange rate equal to 1.086894) per year to CHF 331,558 (equal to $305,050 using a 2009 average full year exchange rate equal to 1.086894). Under the terms of the existing Employment Agreement, Mr. Lamy is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to the Company’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to the Company’s executives, generally a combination of stock options and restricted stock, with the exact equity allocation determined each year.

Additionally, under the Employment Agreement, Mr. Lamy is entitled to (i) a CHF 32,500 (equal to $29,902 using a 2009 average full year exchange rate equal to 1.086894) per year allowance as a contribution to Mr. Lamy’s personal health insurance, and (ii) a CHF 5,000 (equal to $4,600 using the 2009 average full year exchange rate equal to 1.086894) per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation, and (iii) a pension scheme in accordance with the applicable provisions of Swiss law, the premiums for which are apportioned between the Company and Mr. Lamy in accordance with the contribution levels provided for in the pension scheme of Amazys.

In the event of termination of Mr. Lamy’s employment by the Company without cause or by Mr. Lamy for good reason, Mr. Lamy will receive, as outlined in the Employment Agreement, (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve (12) months, (ii) a pro rata portion of any annual performance bonus to which Mr. Lamy would have been entitled for the year in which the Employment Period is terminated; provided that if employment is terminated within the first (6) six months of the year, the executive’s pro rata portion received shall be based on (6) six months of service during the year, (iii) the continuation of his health insurance allowance for twelve (12) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Lamy, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Lamy is also a participant in the Change in Control Plan discussed above in “Change in Control Plan”. The Company’s October 2008 recapitalization does not constitute a change in control for purposes of acceleration of the one-time equity awards under the Change in Control Plan.

Director Emeritus Program

Any director of the Corporation serving prior to February 10, 2004, who serves the shorter of at least: (i) nine years or (ii) three maximum length terms of office as a director and who either resigns as a director or does not stand for reelection, shall be entitled to be considered for the position of “Director Emeritus.” If nominated by the Nominating and Governance Committee and elected by the Board, a Director Emeritus shall continue in that position for a period equal to the time served as a regular director prior to February 10, 2004, or until an earlier resignation or death. During their tenure, Directors Emeritus shall be given notices of all meetings of the Board, and they shall perform such consulting services for the Corporation as the Board may reasonably request from time to time. Directors Emeritus shall be entitled to attend and participate in all such meetings of the Board, except that they may not vote and they shall not be counted for purposes of determining a quorum. Directors Emeritus shall receive an annual cash retainer fee equal to the lesser of: (i) the annual cash retainer fee in place at the time the director resigned as a director or did not stand for reelection; or (ii) the annual cash retainer fee in place at any time during the period such director holds the position of Director Emeritus, and shall be entitled to reimbursement for expenses of attendance at meetings of the Board, but they shall receive no other compensation from the Corporation.

Currently, there are six individuals who hold the Director Emeritus position, including Peter Banks, Marvin DeVries, James Knister, Ted Thompson, and Ronald A. VandenBerg, who receive an annual cash retainer fee of $20,000 each, and Stanley W. Cheff, who receives an annual cash retainer fee of $40,000.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company for the year ended January 2, 2010 for services rendered in all capacities by our executive officers during the fiscal year ended January 2, 2010 (the “NEOs”):

SUMMARY COMPENSATION TABLE FOR FISCAL 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Current Named Executive Officers
Thomas J. Vacchiano, Jr. President, Chief Executive Officer	2009 2008 2007	295,385 320,000 319,808	50,000 — 6,912	(5) (6)	— 1,589,510 490,588	— 1,014,634 420,516	— — 205,488	5,565 9,932 54,272	350,950 2,934,076 1,497,584

Rajesh K. Shah(7) Chief Financial Officer	2009	54,808	15,000	(7)	430,000	252,380	—	6,096	758,284

Francis Lamy(8) Executive Vice President, Chief Technology Officer	2009 2008 2007	305,050 311,284 283,012	25,000 — 5,653	(5) (6)	— 807,803 163,525	— 678,717 159,614	— — 168,048	35,422 33,371 29,524	365,472 1,831,175 809,376

Former Named Executive Officers
Bradley J. Freiburger(9) Interim Chief Financial Officer	2009 2008	114,548 124,616	33,250 8,250	(10) (10)	— 121,220	— 84,473	— —	6,193 3,287	153,991 341,846

(1)	See the “Grants of Plan-Based Awards Table for Fiscal Year 2009” for information regarding these stock and option awards.

(2)	These amounts reflect the aggregate compensation costs for financial reporting purposes for each fiscal year in the table in accordance with GAAP and ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended January 2, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2010.

(3)	In March 2008, Messrs. Vacchiano and Lamy received a short-term incentive award relative to the Company’s 2007 performance. The payouts under the plan reflected the achievement of 101.6 percent of targeted revenue and 99.4 percent of targeted adjusted EBITDA.

(4)	The compensation amounts set forth in the All Other Compensation column for the NEOs are detailed in the following table:

2009 Name	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Education Allowance ($)	Health Allowance ($)	Moving Expenses ($)	Vacation Pay-out ($)	Total ($)
Thomas J. Vacchiano, Jr.	4,365	1,200	—	—	—	—	5,565
Rajesh K. Shah	894	—	—	—	5,202	—	6,096
Francis Lamy	—	—	5,520	29,902	—	—	35,422
Bradley J. Freiburger	224	317	—	—	—	5,652	6,193

2008 Name	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Education Allowance ($)	Health Allowance ($)	Vacation Pay-out ($)	Total ($)
Thomas J. Vacchiano, Jr.	4,807	5,125	—	—	—	9,932
Bradley J. Freiburger	244	3,043	—	—	—	3,287
Francis Lamy	—	—	3,253	30,118	—	33,371

2007 Name	Moving Expenses ($)	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Country Club Annual Membership Dues ($)	Education Allowance ($)	Health Allowance ($)	Total ($)
Thomas J. Vacchiano, Jr.	44,511	4,636	5,125	—	—	—	54,272
Francis Lamy	—	—	—	—	2,438	27,086	29,524

(5)	In 2010, Messrs Vacchiano and Lamy received a discretionary one-time recognition award in the amounts specified in the Summary Compensation Table for services performed in 2009.

(6)	In 2007, Messrs. Vacchiano and Lamy received a discretionary award in the amounts specified in the Summary Compensation Table. These amounts present the additional STIA bonus amounts that would have been earned if the Company had achieved 100 percent of targeted adjusted EBITDA. Actual performance was 99.4 percent of targeted adjusted EBITDA and 101.6 percent of targeted revenue.

(7)	Mr. Shah joined the Company on October 19, 2009. The compensation information reflected in the table above consists of compensation paid by the Company since Mr. Shah joined the Company. Under the terms of Mr. Shah’s offer letter, he received an award of $15,000 upon joining the Company.

(8)	Mr. Lamy is paid in Swiss francs. Amounts shown in this table were converted to U.S. dollars using an average exchange rate for the related year represented above.

(9)	Mr. Freiburger joined the Company on March 17, 2008 as its Vice President and Controller, He and was promoted to Interim Chief Financial Officer on December 10, 2008 and subsequently resigned on September 4, 2009.

(10)	In 2008, Mr. Freiburger received a retention award under a special incentive compensation plan established on May 21, 2008 for key employees. The cash portion of this award represented 10 percent of Mr. Freiburger’s annual salary of $165,000, with 50% being paid on November 1, 2008 and the balance paid on May 9, 2009. Mr. Freiburger also received a payment of $25,000 on June 1, 2009 as part of a special retention payment. Mr. Freiburger resigned on September 4, 2009.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2009

The following table contains information regarding equity and cash awards granted to the NEOs during the preceding fiscal year:

										Grant Date Fair Market Value of Options and Awards ($)
								All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Vacchiano, Jr.	n/a	35,446	177,231	194,954	—	—	—	—	—	—
Rajesh K. Shah	10/19/2009	—	—	—	—	200,000	—	200,000	2.15	682,380
Francis Lamy	n/a	29,285	146,424	161,066	—	—	—	—	—	—

(1)	Although no payout was made under the 2009 STIA, these columns show the range of payouts that were possible for 2009 performance under the STIA plan described in the section titled “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis on page 14. The target values are based on a percentage of each executive’s base salary. Mr. Shah was hired on 10/19/2009 and was not eligible for a payout under the 2009 STIA.

(2)	These columns include the awards granted in 2009 as described in the Compensation Discussion and Analysis under the LTIA plan section titled “Long-Term Equity Incentive Awards” on page 14.

(3)	The Company uses the closing price of the Company’s common stock on the grant date as the exercise price of options granted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses outstanding equity awards held by NEOs, including out-of-the money awards, on a grant-by-grant basis for stock option and similar awards and on an aggregate basis for non-vested stock and equity incentive plan awards as of fiscal year-end:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Current Named Executive Officers
Thomas J. Vacchiano, Jr.	125,000	—	—	11.25	12/18/2016			7,849	17,112
	37,487	18,743	—	12.50	3/8/2017			5,713	12,454
	19,043	38,086	—	6.62	3/13/2018			439,000	957,020
	48,778	97,556	—	3.19	10/30/2018
	36,584	109,749	—	3.45	10/30/2018
	29,267	117,066	—	3.72	10/30/2018

Rajesh K. Shah	—	200,000	—	2.15	10/19/2019			200,000	436,000

Francis Lamy	14,229	7,114	—	12.50	3/8/2017			2,616	5,704
	23,808	47,615	—	6.62	3/13/2018			2,142	4,670
	25,667	51,333	—	3.19	10/30/2018			231,000	503,580
	19,250	57,750	—	3.45	10/30/2018
	15,400	61,600	—	3.72	10/30/2018

Former Named Executive Officers
Bradley J. Freiburger(3)	1,000	—	—	6.51	9/4/2011
	2,500	—	—	1.29	9/4/2011

(1)	The unvested options of Messrs. Vacchiano and Lamy expiring on March 8, 2017 vest on March 8, 2010; for options expiring on March 13, 2018, half of the remaining options will vest on March 13, 2010 and March 13, 2011, respectively. The unvested options for Messrs. Vacchiano and Lamy expiring on October 30, 2018 vest on October 30 of each year with respect to one third of the options in equal annual installments over a period of three years with one-third vesting commencing on October 30, 2009 and ending on October 30, 2011, (ii) with respect to one third of the options in equal annual installments over a period of four years with one-quarter vesting commencing on October 30, 2009 and ending on October 30, 2012, and (iii) with respect to one third of the options in equal annual installments over a period of five (5) years with one-fifth vesting commencing on October 30, 2009 and ending on October 30, 2013. The unvested options for Mr. Shah expiring on October 19, 2019 vest on October 19 of each year with respect to one third of the options in equal annual installments over a period of three years with one-third vesting commencing on October 19, 2010 and ending on October 30, 2012, (ii) with respect to one third of the options in equal annual installments over a period of four years with one-quarter vesting commencing on October 19, 2010 and ending on October 19, 2013, and (iii) with respect to one third of the options in equal annual installments over a period of five (5) years with one-fifth vesting commencing on October 19, 2010 and ending on October 19, 2014.

(2)	The amount shown in these columns represents the threshold performance amount, which is calculated as 20 percent of the total restricted stock award with respect to the following: On March 8, 2007, Messrs. Vacchiano and Lamy were granted performance-based restricted stock that vests after three years based on the achievement of certain performance targets. If maximum performance goals were met, full payouts would be as follows: Mr. Vacchiano: 39,247 shares, $85,558 market value and Mr. Lamy: 13,082 shares, $28,519 market value. On March 13, 2008, Messrs. Vacchiano and Lamy were granted performance-based restricted stock that vests after three years based on the achievement of certain performance targets. If maximum performance goals were met, full payouts would be as follows: Mr. Vacchiano: 28,565 shares, $62,272 market value and Mr. Lamy: 10,712 shares, $23,352 market value. The amount shown in these columns represents the threshold performance amount, which is calculated as 100 percent of the total restricted stock award with respect to the following: On October 30, 2008, Messrs. Vacchiano and Lamy were granted performance-based restricted stock that vests after five years based on the achievement of certain performance targets. If performance goals were met, full payouts would be as follows: Mr. Vacchiano: 439,000 shares, $957,020 market value and Mr. Lamy: 231,000 shares, $503,580 market value. The market value is calculated using the closing price of the Company’s common stock as of the last trading day in fiscal 2009 (December 31, 2009) $2.18.

(3)	On September 4, 2009, Mr. Freiburger resigned from his position as Interim Chief Financial Officer. All outstanding options and restricted share awards that were not vested cancelled on his termination date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009

During fiscal 2009, there were no option exercises or stock vested for NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Current Named Executive Officers
Thomas J. Vacchiano, Jr.	—	—	—	—
Rajesh K. Shah	—	—	—	—
Francis Lamy	—	—	—	—

Former Named Executive Officers
Bradley J. Freiburger	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion and tables show the amount of compensation that would be paid to each of the NEOs under the Company’s Change in Control Plan for Senior Executives in the event of termination of such executive’s employment. The amount of compensation payable to each NEO based upon the circumstances surrounding such executive officer’s termination is shown below. The amounts shown assume that such termination was effective as of January 2, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Estimated Payments upon Termination or Change in Control

The Company currently has Employment Agreements with Messrs. Vacchiano and Lamy. Details of those agreements are discussed under “Agreements and Other Arrangements”. Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to Messrs. Vacchiano and Lamy according to their individual Employment Agreement. Mr. Shah is entitled to severance under the Company’s severance policy further described in “Severance Benefits”. Specific severance arrangements that would have been triggered by a qualifying termination event taking place on January 2, 2010 can be found in the tables shown below.

The Company currently has a change in control plan for Messrs. Vacchiano, Shah, and Lamy that provides for the payment of post-termination benefits if their employment is terminated in connection with or following a change in control. Details of that plan are discussed under “Agreements and Other Arrangements”.

Estimated Termination Payments

The following tables show potential payments to the NEOs under existing contracts, agreements, plans and arrangements, for various scenarios involving a change in control or termination of employment assuming a January 2, 2010 termination date using the closing price of the Company’s common stock as of January 2, 2010 ($2.18).

If employment is terminated with regard to any of the NEOs in this section by the Company for cause or by the executive without good reason, the executive shall be entitled to receive accrued base salary up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from the Company.

THOMAS J. VACCHIANO

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disability or Death	By the Executive with Good Reason	By the Company other than for Cause, Disability or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$80,000	$—	$320,000	$320,000	$640,000	$640,000
Short-term incentive(2)	—	—	192,000	192,000	384,000	384,000
Acceleration of Vesting on Stock and Options(3)	1,104,850	1,104,850	1,104,850	1,104,850	1,104,850	1,104,850
Benefits and Perquisites:
Post-Termination Heath and Dental Care(4)	—	—	15,324	15,324	30,648	30,648
Excise Tax Gross-up(5)	—	—	—	—	487,765	487,765

Total	$1,184,850	$1,104,850	$1,632,174	$1,632,174	$2,647,263	$2,647,263

(1)	Severance. Under Death: Reflects three months of base salary for 2009. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2009 under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Vacchiano would have been entitled to one times base salary under the terms of his employment agreement. Under Change in Control: Reflects two times base salary for 2009.

(2)	Short-term incentive. There was no payout under the STIA plan earned by executive for 2009 performance, but under the STIA plan Mr. Vacchiano would have been eligible to earn up to 60% of his annual base salary. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times the established target 2009 STIA under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Vacchiano would not have been entitled to any short-term incentive payments under the terms of his employment agreement. Under Change in Control: Reflects two times the established target 2009 STIA.

(3)	Acceleration of Vesting on Stock and Options. Under the terms of Mr. Vacchiano’s employment agreement, all unvested stock options and restricted shares are subject to acceleration of vesting upon death, disability, termination without cause, and resignation with good reason. The exercise price of all options exceeded the closing price of the Company’s common stock as of January 2, 2010. The amount in the table above represents the dollar value of unvested restricted shares that would be accelerated based on the January 2, 2010 closing price of the Company’s common stock.

(4)	Post-Termination Health Care. Under By Company other than for Cause, Disability or Death, and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) for a period of one year following the termination date under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Vacchiano would have been entitled to these same benefits for a period of eighteen months under the terms of his employment agreement. Under Change in Control: Reflects same benefit for a period of two years following the change in control.

(5)	Excise Tax Gross-Up. The calculation to estimate the excise tax due under Section 280G of the Internal Revenue Code is an estimate of the amounts which would be paid upon termination. The actual amount of excise tax due under Section 280G can only be determined at the time of such executive’s separation from the Company.

RAJESH K. SHAH

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disability or Death	By the Executive with Good Reason	By the Company other than for Cause, Disability or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$75,000	$—	$300,000	$300,000	$600,000	$600,000
Short-term incentive(2)	—	—	144,000	144,000	288,000	288,000
Acceleration of Vesting on Stock and Options(3)	436,000	436,000	436,000	436,000	436,000	436,000
Benefits and Perquisites:
Post-Termination Heath and Dental Care(4)	—	—	15,324	15,324	30,648	30,648
Excise Tax Gross-up(5)	—	—	—	—	334,319	334,319

Total	$511,000	$436,000	$895,324	$895,324	$1,688,967	$1,688,967

(1)	Severance. Under Death: Reflects three months of base salary for 2009. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2009 under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Shah would have been entitled to one times base salary under the terms of the Company’s severance policy. Under Change in Control: Reflects two times base salary for 2009.

(2)	Short-term incentive. There was no payout under the STIA plan earned by executive for 2009 performance, but under the STIA plan Mr. Shah would have been eligible to earn up to 48% of his base salary. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times the established target 2009 STIA under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Shah would not have been entitled to any short-term incentive payments. Under Change in Control: Reflects two times the established target 2009 STIA.

(3)	Acceleration of Vesting on Stock and Options. Under the terms of the Company’s severance policy for senior executive, all unvested stock options and restricted shares that would normally vest during the severance period are subject to acceleration of vesting upon death, disability, termination without cause, and resignation with good reason. The exercise price of all options exceeded the closing price of the Company’s common stock as of January 2, 2010. The amount in the table above represents the dollar value of unvested restricted shares that would be accelerated based on the January 2, 2010 closing price of the Company’s common stock.

(4)	Post-Termination Health Care. Under By Company other than for Cause, Disability or Death, and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) for a period of one year following the termination date under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Shah would have been entitled to these same benefits for a period of eighteen months under the terms of his employment agreement. Under Change in Control: Reflects same benefit for a period of two years following the change in control.

(5)	Excise Tax Gross-Up. The calculation to estimate the excise tax due under Section 280G of the Internal Revenue Code is an estimate of the amounts which would be paid upon termination. The actual amount of excise tax due under Section 280G can only be determined at the time of such executive’s separation from the Company.

FRANCIS LAMY

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disability or Death	By the Executive with Good Reason	By the Company other than for Cause, Disability or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$26,692	$—	$320,303	$320,303	$640,605	$640,605
Short-term incentive(2)	—	—	153,745	153,745	307,491	307,491
Acceleration of Vesting on Stock and Options(3)	555,451	555,451	555,451	555,451	555,451	555,451
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	29,902	29,902	59,803	59,803

Total	$582,143	$555,451	$1,059,401	$1,059,401	$1,563,350	$1,563,350

(1)	Severance. Under Death: Reflects one month of base salary for 2009. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2009 under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Lamy would have been entitled to one times base salary under the terms of his employment agreement. Under Change in Control: Reflects two times base salary for 2009.

(2)	Short-term incentive. There was no payout under the STIA plan earned by executive for 2009 performance, but under the STIA plan Mr. Lamy would have been eligible to earn up to 48% of his base salary. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects two times the established target 2008 STIA under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Lamy would not have been entitled to any short-term incentive payments under the terms of his employment agreement. Under Change in Control: Reflects two times the established target 2008 STIA.

(3)	Acceleration of Vesting on Stock and Options. Under the terms of Mr. Lamy’s employment agreement, all unvested stock options and restricted shares are subject to acceleration of vesting upon death, disability, termination without cause, and resignation with good reason. The exercise price of all options exceeded the closing price of the Company’s common stock as of January 3, 2009. The amount in the table above represents the dollar value of unvested restricted shares that would be accelerated based on the January 3, 2009 closing price of the Company’s common stock.

(4)	Post-Termination Health Care. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical health for a period of two years following the termination date under the terms of the Company’s Change in Control Plan for Senior Executives. Had a change in control event (as defined in the plan) not taken place, Mr. Lamy would have been entitled to these same benefits for a period of one year under the terms of his employment agreement. Under Change in Control: Reflects same benefit for a period of two years following the change in control.

Risk Analysis of Compensation Policies for All Employees

With the help of its compensation consultant, the Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers. The Committee also reviewed its compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, including amount of equity and vesting period, compensation mix that is overly weighted toward annual incentives, unreasonable goals or thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

In addition, the Committee believes that the mix and design of the elements of executive and employee compensation provide a balance of fixed salary and variable, cash and equity, annual and long-term incentives, and performance metrics that encourage good stewardship of the Company’s assets and do not encourage management to assume excessive risks. The Company believes that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

EQUITY COMPENSATION PLAN SUMMARY

The following table provides information about the Company’s equity compensation plans as of January 2, 2010.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	6,063,513	(1)	$5.18	2,137,095	(2)
Equity compensation plans not approved by shareholders	0		n/a	0

Total	6,063,513		$5.18	2,137,095

(1)	Represents outstanding options to purchase the Company’s common stock.

(2)	Represents options available to purchase the Company’s common stock under the 2008 Omnibus Plan. Included are 746,512 shares available for issuance under the 2004 Amended and Restated Employee Stock Purchase Plan.

Our Relationship with Our Independent Auditors

The consolidated financial statements of the Company and its subsidiaries for the year ended January 2, 2010 have been audited by Ernst & Young LLP, independent public accountants. The aggregate fees billed by Ernst & Young LLP for the 2009 and 2008 fiscal years are as follows:

	2009	2008
Audit Fees	$717,591	$963,573
Other Audit Related Fees	25,600	211,914
Tax Fees	62,982	241,449

	$806,173	$1,416,936

Audit fees include amounts incurred for the annual audits of the Company’s consolidated financial statements, interim reviews of quarterly financial information and statutory audits. Other audit related fees include amounts billed for services that are unrelated to the annual audit, such as the Company’s recapitalization plan. Fees billed for tax services primarily include tax compliance services.

Preapproval Policy for Auditor Services

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the Company’s independent auditors. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one (1) year and any preapproval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairperson when expedition of service is necessary. Both the Company’s independent auditors and management are required to periodically report to the entire Audit Committee regarding the extent of services provided by the Company’s independent auditors in accordance with this preapproval policy, and the fees for such services. The Audit Committee preapproved all services provided by the Company’s independent auditors in fiscal year 2009 and 2008 in accordance with the foregoing policy.

Appointment of Auditors for Fiscal 2010

As of the date of this Proxy Statement, the Company has not yet selected an independent public accounting firm to audit its consolidated financial statements for fiscal 2010. As of the date of this Proxy Statement, the Audit Committee is reviewing the terms of engagement with Ernst & Young LLP regarding their reappointment as the Company’s auditor for fiscal 2010. Representatives of Ernst & Young LLP are expected to be present at the 2010 Annual Meeting of Shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Report of the Audit Committee

We have reviewed the Company’s audited consolidated financial statements as of and for the fiscal year ended January 2, 2010, and met with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls. The independent registered public accounting firm audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board) and has discussed with Ernst & Young LLP its independence from the Company. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Based on these reviews and discussions, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2010.

Mark D. Weishaar, Chairman

Colin M. Farmer

Daniel M. Friedberg

John E. Utley

Review and Approval of Related Person Transactions

The Company has a policy to review all relationships and transactions between the Company and its directors and executive officers or their immediate family members. The Company’s Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. All material matters are reviewed and approved by the Audit Committee and independent members of the Board. The review process takes into account the following information:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

Certain Relationships and Related Transactions

In connection with the consummation of the recapitalization of the Company in October 2008, the Company entered into investment agreements with OEP, and with Sagard and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. (collectively, the “Investors”), under which, the Company sold an aggregate of 46,904,763 shares of its common stock to the Investors for an aggregate purchase price of $155 million in cash. Under the investment agreements, the Company agreed to appoint three individuals designated by OEP and one individual designated by Sagard to the Board as further described in “Nomination of Directors”. Under the OEP investment agreement, until the expiration of certain time periods or until OEP owns less than certain specified amounts of common stock, the Company must obtain OEP’s consent for, among other things, (i) acquisitions of assets in any fiscal year in excess of $25 million, (ii) certain sales of equity in any fiscal year greater than $25 million, (iii) the entry into a new line of business, (iv) subject to certain exceptions, entry into any transaction with, or amendment or modification of, any transactions or agreements with certain affiliates of the Company, (v) certain amendments of the Company’s restated articles of incorporation or amended or restated bylaws and (vi) increases in the size of the Board to more than nine members.

Simultaneously with the consummation of the recapitalization, the Company and the Investors entered into a customary registration rights agreement, pursuant to which the Company is required, subject to certain conditions, no later than 12 months after the closing date, to file with the SEC and cause to be declared effective under the Securities Act of 1933, as amended, a shelf registration statement covering resales of the “Registrable Shares,” as defined in the registration rights agreement.

In August 2009, the Company entered into an Exchange Agreement with the Investors, pursuant to which the Investors exchanged an aggregate of $41.6 million principal amount of loans under the Company’s second lien credit agreement that were acquired by the Investors from one of the Company’s second lien lenders immediately prior to the exchange for an aggregate of 41,561.22312 shares of the Company’s newly created Series A Preferred Stock and warrants for an aggregate of 7,500,000 shares of the Company’s common stock. The warrants were exercised by the Investors after the Company’s special meeting of shareholders held on October 28, 2009 to approve the exercise of the warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

Submission of Shareholder Proposals

Any proposal of a shareholder must be received by X-Rite at its headquarters, 4300 44th Street, S.E., Grand Rapids, MI 49512, no later than December 10, 2010 in order to be considered for inclusion in X-Rite’s Proxy Statement relating to the 2011 Annual Meeting. Shareholders who wish to submit a proposal not intended to be included in X-Rite’s Proxy Statement relating to the 2010 Annual Meeting, but to be presented at that meeting, and who propose to nominate a director for election at that meeting, are required by the Articles of Incorporation and Bylaws to provide notice of such proposal or nomination to X-Rite. Nominations for directors must be received not later than thirty days prior to the date of the Annual Meeting (or within seven days after X-Rite mails, or otherwise gives notice of the date of such meeting, if such notice is given less than forty days prior to the meeting date). All other proposals must be received not less than sixty nor more than ninety days prior to the scheduled meeting date, provided, that if less than seventy days notice, or prior public disclosure of the date of a scheduled meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. This notice must contain the information required by the Articles Incorporation and Bylaws and must be submitted in accordance with the procedures outlined therein.

Miscellaneous

The Company’s Annual Report to Shareholders including consolidated financial statements, as well as the Company’s Annual Report on Form 10-K, is being mailed or sent to you electronically to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting, other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

SHAREHOLDERS ARE URGED TO PROMPTLY VOTE THEIR SHARES.

By Order of the Board of Directors

Rajesh K. Shah

Secretary

April 8, 2010

Grand Rapids, Michigan

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Vote on Directors
			☐	☐	☐
1.	To elect four directors as set forth in the Proxy Statement
Nominees:
	01)	GIDEON ARGOV
	02)	BRADLEY J. COPPENS
	03)	DAVID A. ECKERT
	04)	L. PETER FRIEDER

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting

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			Yes	No

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

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M22633-P93297

X-RITE, INCORPORATED

4300 44th Street, S.E.

Grand Rapids, Michigan 49512

PROXY

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Thomas J. Vacchiano Jr. and Rajesh K. Shah, and each of them, as Proxies, each with full power to appoint a substitute, to represent and to vote, as designated on the reverse, all shares of common stock of X-Rite, Incorporated held of record by the undersigned on March 23, 2010 at the Annual Meeting of Shareholders to be held on May 18, 2010 or any adjournment thereof. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AS NOTED IN THE PROXY STATEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side